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                                                                    Exhibit 17.1

                                                             February 24, 2003

Bradley J. Carver
CEO
GlycoGenesys, Inc.
31 St. James St.
Boston, 02116

Dear Mr. Carver

The purpose of this letter is to inform you of my decision to resign from the Board of Directors of GlycoGenesys, Inc. effective immediately. It is my understanding that under current reporting rules you must report my departure within 5 days and I hereby request that this letter be included as an exhibit to the Form 8-K you file.

The company has been unable to attract or retain the full team of scientific, medical and regulatory professionals required to bring the company's drug to market. For some time I have been unable to convince you or the board to make the changes I believe are necessary to solve this fundamental problem, which is a root cause of the other challenges facing the company. Consequently, I have decided to resign my position as chairman and board member effective immediately.

Sincerely,

/s/Brian G.R. Hughes
Brian G. R. Hughes


cc: John Burns, David Dube, Mike Hanson, Ted Host, Bill Fabbri, Cheryl Reicin